Exhibit 10.3

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into this 16th day of February 2004, by and between THE TRIZETTO GROUP, INC., a Delaware corporation (the “Company”), and Jeffrey H. Margolis, an individual (the “Executive”).

R E C I T A L S

WHEREAS, the Company entered into an Employment Agreement with Executive on January 1, 2002;

WHEREAS, the Employment Agreement was amended on July 1, 2002 and April 16, 2003; and

WHEREAS, the Company and the Executive each desire to further amend the Employment Agreement, effective as of February 16, 2004, as set forth below.

A G R E E M E N T

NOW, THEREFORE, the Company and the Executive hereby agree that, effective as of February 16, 2004, Section 4.1 of the Employment Agreement shall be amended to read, in its entirety, as follows:

“4. Compensation.

4.1 Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Four Hundred Thirty-Four Thousand Dollars ($434,000) (“Base Salary”), which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. The amount of the Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors on or before April 1st of each year. Executive’s performance, the performance of the Company and such other factors as the Compensation Committee of the Board of Directors deems appropriate shall be considered in such review. Executive shall also participate in a bonus plan as approved by the Compensation Committee.”

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement as of the day and year set forth above.

“Company”

THE TRIZETTO GROUP, INC.

By:	/s/ DEBRA A. BRIGHTON
Debra A. Brighton
Senior Vice President

“Executive”

/s/ JEFFREY H. MARGOLIS
Jeffrey H. Margolis